UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

WIRED ASSOCIATES SOLUTIONS, INC.
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF WIRED ASSOCIATES SOLUTIONS, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

WIRED ASSOCIATES SOLUTIONS, INC.
1559 East 38th Street
Brooklyn, New York 11234

INFORMATION STATEMENT
(Preliminary)

January 17, 2012

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the stockholders of Wired Associates Solutions, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished pursuant to Schedule 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify the stockholders of Wired Associates Solutions, Inc., a Nevada corporation (the “Company”) holding common stock, par value $0.001 per share (the “Common Stock”) that on January 9, 2012, the Company received a written consent in lieu of a meeting of the holders of Common Stock.

The majority shareholder of the Company holding 1,208,095 shares of Common Stock or 60.14% of the Company (the “Wired Majority Shareholder”) authorized the following corporate actions: (i) 13 for 1 forward stock split of the Company’s issued and outstanding shares of Common Stock (the “Forward Stock Split”); (ii) name change of the Company from Wired Associates Solutions, Inc. to Wild Craze, Inc. (the “Name Change”); (iii) increase in the number of authorized shares of capital stock from Fifty Million (50,000,000) shares to Five Hundred Million (500,000,000) shares of capital stock (the “Authorized Share Increase”); and (iv) amendment to the articles of incorporation to authorize the creation of Fifty Million (50,000,000) shares of “Blank Check” preferred stock (the “Creation of Preferred Stock”).

On January 9, 2012, the Board of Directors of the Company (the “Board”) approved, and recommended for approval to the Wired Majority Shareholder having the power to vote with respect to the Common Stock of the Company, the Forward Stock Split, Name Change, Authorized Share Increase and the Creation of Preferred Stock (collectively the “Actions”).  On January 9, 2012, the Wired Majority Shareholder approved each of the Actions by written consent in lieu of a meeting in accordance with Section 78.320 of the Nevada Revised Statutes.  Accordingly, your consent is not required and is not being solicited in connection with the approval of the Actions.

We will mail the notice to the holders of our Common Stock on or about January 27, 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes that the stockholders of the Company may benefit from the Forward Stock Split. The Forward Stock Split was authorized based on market conditions and upon a determination by our Board, as approved by the Wired Majority Shareholder, that the Forward Stock Split is in the best interests of the Company and its stockholders. In our judgment, the Forward Stock Split will result in an increase in our trading float of shares of the Common Stock available for sale resulting in the facilitation of investor liquidity and trading volume potential. The intent of the Forward Stock Split is to increase the marketability of the Company’s Common Stock.

The Board believes that the stockholders of the Company will benefit from changing the name of the Company from Wired Associates Solutions, Inc. to Wild Craze, Inc. because it will more accurately represent the products and business operations of the Company to the public.

The Board believes that the stockholders of the Company will benefit from the Authorized Share Increase because it will enable the Company to maintain financing and increase capital raising ability. The additional authorized shares of capital stock could be used for the issuance of preferred stock, potential strategic transactions, including among other things, acquisitions, strategic partnerships, joint ventures, restructures, business combinations and investments, although currently there are no plans to do so.

The Board believes that the stockholders of the Company will benefit from the Creation of Preferred Stock because it will provide our Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to our Common Stock. The Creation of Preferred Stock will allow preferred stock to be available for issuance from time to time and with such features as determined by our Board for any proper corporate purpose. It is anticipated that such purposes may include exchanging preferred stock for Common Stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by our Company.

Accordingly, it was the Board’s opinion that the Actions would better position the Company to attract potential business candidates and provide our stockholders a greater potential return.

INTRODUCTION

Section 78.320 of the Nevada Revised Statutes provides that unless otherwise stated in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power. The Nevada Revised Statutes, however, require that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the company.

In accordance with the foregoing, we will mail the notice to the holders of Common Stock on or about January 27, 2012.

This Information Statement contains a brief summary of the material aspects of each of the Actions approved by the Board of the Company and the Wired Majority Shareholder.

Capital Stock

The Company’s authorized capital stock consists of 50,000,000 shares, of which 50,000,000 are shares of Common Stock, par value $0.001 per share. Each share of our Common Stock entitles the holder to one vote for each share on all matters submitted to a stockholder vote. Currently, there are 31 holders of Common Stock resulting in the holders of Common Stock holding in the aggregate approximately 100% of the total voting power of all issued and outstanding voting capital of the Company. As of January 17, 2012, there were 2,009,520 shares of our Common Stock issued and outstanding. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Actions is 2,009,520.

The following table sets forth the name of the Company’s holder of Common Stock which voted to approve the Actions, the number of shares of Common Stock held by the stockholder, the total number of votes that the stockholder voted in favor of the Actions and the percentage of the issued and outstanding voting equity of the Company that voted in favor of the Actions.

Name of Stockholder	Number of Shares of Common Stock Held	Number of Votes Held by such Stockholder	Number of Votes that Voted in Favor of the Actions	Percentage of the Votes that Voted in Favor of the Actions (1)
Park Investment Holdings, LLC	1,208,695	1,208,695	1,208,695	60.14%
Total				60.14%

(1) The total aggregate amount of votes entitled to vote regarding the approval of the Actions is 2,009,520 consisting of 2,009,520 shares of Common Stock issued and outstanding as of January 17, 2012.

ACTIONS TO BE TAKEN

The Forward Stock Split, Name Change, Authorized Share Increase and Creation of Preferred Stock will become effective on the date that we file the amended and restated certificate of incorporation of the Company (the “Amendment”) with the Secretary of State of the State of Nevada.  Such filing can occur no earlier than twenty (20) calendar days after the mailing of the notice of internet availability.

Notwithstanding the foregoing, we must first notify FINRA of the intended Forward Stock Split and Name Change by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to the anticipated record date of such Actions.  Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act.  In connection with the Name Change, we will request a new trading symbol, but such request will not be processed until sixty (60) days after FINRA has announced the Name Change to the market.

We currently expect to file the Amendment on February 16, 2012.

With respect to each Action described in this Information Statement, the Board reserves the right, notwithstanding that the holders of Common Stock have approved each Action, to elect not to proceed with one or more Actions if, at any time prior to filing the Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of the Company’s stockholders to consummate any one or more of the Actions.

13-FOR-1 FORWARD STOCK SPLIT

GENERAL

Our Board approved by unanimous written consent the Forward Stock Split.  Pursuant to the Forward Stock Split, each one (1) share of our Common Stock will be automatically converted, without any further action by the holders of Common Stock, into thirteen (13) shares of Common Stock.  The Company anticipates that the effective date of the Forward Stock Split will be on or about March 1, 2012.

PLEASE NOTE THAT THE FORWARD STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY.

PURPOSE AND MATERIAL EFFECTS OF THE FORWARD STOCK SPLIT

Our Board believes that, among other reasons, the number of outstanding shares of Common Stock have contributed to a lack of investor interest in the Company and has made it difficult for the Company to attract new investors and potential business candidates.  Our Board proposed the Forward Stock Split as one method to attract business opportunities for the Company.  Our Board believes that the Forward Stock Split will increase the trading float of shares of our Common Stock available for sale resulting in the facilitation of investor liquidity and trading volume potential.

However, the effect of the Forward Stock Split, if any, upon the stock price of our Common Stock cannot be predicted, and the history of similar stock split combinations for companies like us have varied. Further, we cannot assure you how the price of our Common Stock will be affected after the Forward Stock Split in proportion to the increase in the number of shares of Common Stock outstanding as a result of the Forward Stock Split because, among other things, the stock price of our Common Stock may be based on our performance and other factors as well.

The principal effect of the Forward Stock Split will be the increase in the number of shares of Common Stock issued and outstanding from 2,009,520 shares as of January 17, 2012 to approximately 26,123,760 shares. The Forward Stock Split will affect all of our holders of Common Stock uniformly and will not affect any of our stockholders percentage of ownership interest in the Company or proportionate voting power. The Forward Stock Split will not affect any rights, privileges or obligations with respect to the shares of Common Stock existing prior to the Forward Stock Split, nor does it increase or decrease the market capitalization of the Company. The Forward Stock Split is not intended as, and will not have the effect of, a “going private transaction” under Rule 13e-3 of the Exchange Act. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

The following chart depicts the capitalization structure of the Common Stock of the Company both pre-Forward Stock Split and post-Forward Stock Split:

Pre-Forward Stock Split

Authorized Shares (1) of Common Stock	Issued Shares	Authorized but Unissued
50,000,000	2,009,520	47,990,480

Post-Forward Stock Split

Authorized Shares (1) of Common Stock	Issued Shares	Authorized but Unissued
50,000,000	26,123,760	23,876,240

(1)  As previously described above, on January 9, 2012, the Company obtained approval from the Board and Wired Majority Shareholder to increase the Company’s authorized shares of capital stock and amend its articles of incorporation to authorize blank check preferred stock. For a more detailed description regarding the foregoing corporate actions please continue reading below.

PROCEDURE FOR EFFECTING THE FORWARD STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

We anticipate that the Forward Stock Split will become effective on March 1, 2012, or as soon thereafter as is reasonably practicable (the “Effective Date”). Beginning on the Effective Date, each stock certificate representing pre-Forward Stock Split shares of Common Stock will be deemed for all corporate purposes to evidence ownership of post-Forward Stock Split shares of Common Stock.

Our transfer agent, Holladay Stock Transfer, will act as the exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of pre-Forward Stock Split shares of Common Stock are asked to surrender to the Exchange Agent stock certificates representing pre-Forward Stock Split shares of Common Stock in exchange for stock certificates representing post-Forward Stock Split shares of Common Stock in accordance with the procedures set forth in the letter of transmittal enclosed with this Information Statement. No new stock certificates will be issued to a holder of Common Stock until such holder of Common Stock has surrendered the outstanding stock certificate(s) held by such holder of Common Stock, together with a properly completed and executed letter of transmittal.

Further, prior to filing the Amendment reflecting the Forward Stock Split, we must first notify the Financial Industry Regulatory Authority (“FINRA”) by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to our anticipated record date of February 21, 2012 for the Forward Stock Split.  Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act.

HOLDERS OF OUR COMMON STOCK SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

FRACTIONAL SHARES

No fractional shares of Common Stock will be issued as the result of the Forward Stock Split.  In the event that a holder of our Common Stock has a fractional share, the Company will issue one additional share of Common Stock for each fractional share.

NO APPRAISAL RIGHTS

Under the Nevada Revised Statutes, our holders of Common Stock are not entitled to appraisal rights in connection with the Forward Stock Split.

NAME CHANGE

REASONS

We believe that changing the name of the Company from Wired Associates Solutions, Inc. to Wild Craze, Inc. will more accurately reflect and represent to the public the business of the Company. In connection with the Name Change, we intend to file with FINRA a request to obtain a new trading symbol. Our request for a new trading symbol, however, will not be processed until sixty (60) days after FINRA has announced our Name Change to the market.

WHEN THE NAME CHANGE WILL GO INTO EFFECT

Prior to filing the Amendment reflecting the Name Change, we must first notify FINRA by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to the anticipated record date of the Name Change.  Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES
OF CAPITAL STOCK

GENERAL

The number of authorized shares of our capital stock will be increased from Fifty Million (50,000,000) shares to Five Hundred Million (500,000,000) shares (the “Authorized Share Increase”).

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The Board believes the Authorized Share Increase is necessary in order to maintain our capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. The additional Four Hundred and Fifty Million (450,000,000) shares of authorized capital stock will be available for issuance by the Board for preferred stock, stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. The additional shares of authorized capital stock could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are currently no plans to do so. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of our Common Stock. At this time, the Board has no current plans to issue any of the additional shares of capital stock that would be authorized by this proposal. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The increase in the authorized number of shares of capital stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued capital stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional shares of capital stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common stock be used as a type of anti-takeover device.

CREATION OF BLANK CHECK PREFERRED STOCK

GENERAL

The amendment to our articles of incorporation will create 50,000,000 authorized shares of “blank check” preferred stock. Our articles of incorporation do not currently authorize a class of preferred stock. However, we believe that for us to successfully execute our business strategy we will need to raise investment capital and it may be preferable or necessary to issue preferred stock to investors. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation or other rights in preference over the Common Stock. Accordingly, in order to grant us the flexibility to issue our equity securities in the manner best suited for our Company, or as may be required by the capital markets, the amendment to the articles of incorporation will create 50,000,000 authorized shares of “blankcheck” preferred stock for us to issue.

The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by the shareholders and the terms, rights and features of which are determined by our Board upon issuance. The authorization of such blank check preferred stock would permit our Board to authorize and issue preferred stock from time to time in one or more series.

Subject to the provisions of our amendment to the articles of incorporation and the limitations prescribed by law, our Board would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the shareholders. Our Board would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of our Company and our shareholders. The amendment to the articles of incorporation would give our Board flexibility, without further shareholder action, to issue preferred stock on such terms and conditions as the Board deems to be in the best interests of our Company and our shareholders.

PURPOSE OF CREATING BLANK CHECK PREFERRED STOCK

The amendment to the articles of incorporation will provide our Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to our Common Stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by our Board for any proper corporate purpose. It is anticipated that such purposes may include exchanging preferred stock for Common Stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by our Company.

EFFECT OF ISSUING BLANK CHECK PREFERRED STOCK

Issuance by our Company of preferred stock could dilute both the equity interests and the earnings per share of existing holders of the Common Stock. Such dilution may be substantial, depending upon the amount of shares issued. Newly authorized shares of preferred stock could also have voting superior to the Common Stock, and therefore would have a dilutive effect on the voting power of existing shareholders.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of our Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of our Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of our Company by tender offer or other means. Such issuances could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to shareholders generally.

While the amendment may have anti-takeover ramifications, our Board believes that the financial flexibility offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire our Company to negotiate directly with the Board enabling the Board to consider the proposed transaction in a manner that best serves the shareholders' interests.

There are currently no plans, arrangements, commitments or understandings for the issuance of shares of preferred stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of January 17, 2012 of (i) each person known to us to beneficially own more than 5% of any class of our capital stock; (ii) our director; (iii) executive officer; and (iv) our director and named executive officer as a group.  As of January 17, 2012, there were a total of 2,009,520 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on matters of which holders of voting stock of the Company are eligible to vote. The column entitled “Percentage of Ownership” shows the percentage of total voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire, within sixty (60) days of January 17, 2012 through the exercise or conversion of any stock option, convertible security, warrant or other right.  Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percentage of Ownership (2)
Officers and Directors
Justin Jarman 1559 East 38th Street Brooklyn, New York, 11234 Steven Spiegel (3) 1559 East 38th Street Brooklyn, New York, 11234	0	0%
	0	0%

All officers and directors as a group
(2 persons named above)	0	0%

5% Beneficial Owners
Park Investment Holdings, LLC (3)	1,208,695	60.14%

(1) Beneficial ownership generally includes voting or investment power with respect to securities. Unless otherwise indicated, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the securities. Beneficial ownership is determined in accordance with Rule 13d–3(d)(1) under the Exchange Act and includes securities for which the beneficial owner has the right to acquire beneficial ownership within 60 days.

(2) Based on 2,009,520 common shares issued and outstanding, par value $0.001 per share as of January 17, 2012.

(3) Park Investment Holdings, LLC is controlled by Steven Spiegel our sole director who has beneficial ownership of the shares held by Park Investment Holdings, LLC.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended October 31, 2011;

(2)	Quarterly Report on Form 10-Q for the three months ended July 31, 2011;

(3)	Quarterly Report on Form 10-Q for the three months ended April 30, 2011; and
(4)	Quarterly Report on Form 10-Q for the three months ended January 31, 2011.

You may request a copy of these filings, at no cost, by writing Wired Associates Solutions, Inc. at 1559 East 38th Street, Brooklyn, New York, 11234. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

Dated: January 17, 2012

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Steven Spiegel
Name:	Steven Spiegel
Title:	Director